Exhibit 99.1

News Release

For Further Information Call:
John P. Jordan
Vice President, Chief Financial Officer & Treasurer
Voice: 860-347-8506
inquire@zygo.com

ZYGO REPORTS RESULTS FOR SECOND QUARTER FISCAL 2013

MIDDLEFIELD, Conn, February 7, 2013 – Zygo Corporation (Nasdaq: ZIGO) today announced its financial results for the second quarter of fiscal 2013 ended December 31, 2012 and points out the following highlights in those results:

•	Revenue of $34.6 million and $0.08 EPS.
•	Bookings of $42.8 million were 15% more than previous quarter fiscal 2013 bookings.
•	Book-to-bill ratio of 1.23 increased backlog to $73.2 million, close to a 5-year high.

Revenue in the second quarter of fiscal 2013 was $34.6 million compared with $40.0 million in the comparable prior year quarter and $40.2 million in first quarter fiscal 2013. Revenue for the first six months of fiscal 2013 was $74.8 million, compared with $84 million in the comparable prior year period.

Net income in the second quarter of fiscal 2013 was $1.6 million, or $0.08 per diluted share, compared with $6.2 million, or $0.33 per diluted share, recorded in the second quarter of fiscal 2012. Net income for the first six months of fiscal 2013 was $4.0 million, or $0.21 per diluted share, compared with $12.6 million, or $0.68 per diluted share, recorded for first six months of fiscal 2012.

Bookings for the second quarter of fiscal 2013 were $42.8 million, compared with $37.3 million in the previous quarter and $48.8 million in the prior fiscal year second quarter. Bookings for the Metrology Solutions Division were 62% of the total; Optical Systems Division bookings were 38%. Backlog increased to $73.2 million at December 31, 2012 from $65.1 million at September 30, 2012 and $69.7 million at December 31, 2011.

Commenting on the second quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “The lower second quarter revenue resulted from the lower bookings of the previous two quarters primarily attributable to weakness in the semiconductor sector. Gross margins were lower during the quarter compared to prior year quarter due to the effect of a change in product mix within both the metrology and optics segments, combined with lower overhead absorption from lower revenue.

“As we have reported in previous quarters, fiscal 2012 quarterly results benefitted from the offset effect of reversing valuation allowance against the U.S. tax provision, essentially eliminating U.S. Federal income tax expense. Since the valuation allowance against deferred tax assets was eliminated at the end of fiscal 2012 due to improved operating performance and improved business outlook, current year results reflect tax expense at the full effective tax rate. Additionally, as set forth in the Reconciliation of Reported Results to Non-GAAP Results in this Press Release, the tax provision for the current year quarter also included items that reduced the effective tax rate to 16% and increased Earnings per Share by $0.02 ($0.05 for the first six months of fiscal 2013).”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “Continued weak demand in the semiconductor sector, combined with the uncertain political and economic climate in the United States during the second half of calendar year 2012, created headwinds for our traditional product lines. Helping to offset the downturn in certain market segments, Zygo has been addressing demands for new, advanced technology from our semiconductor customers with recent orders in EUV optics and precision positioning systems, as well as successfully delivering unique complex components and sub-systems for new defense programs. Our recently-introduced new products are gaining traction, which expands the breadth of our product line and customer base. We have been successful during the first six months of fiscal 2013 with the broader product offering, which has contributed to improved bookings in the second quarter and a healthy backlog of $73.2 million, positioning us for a stronger second half of the fiscal year.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the second quarter of fiscal 2013 will be held at 5 PM Eastern Time on February 7, 2013 and can be accessed by dialing (800) 404-8174. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of current or future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supply chain risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to any reorganization of our business; risks related to changes in management personnel; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; and risks related to business acquisitions. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2012, filed with the Securities and Exchange Commission on September 13, 2012.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,

	2012	2011	2012	2011

Net revenue	$34,635	$40,040	$74,841	$84,032
Cost of goods sold	19,352	20,398	42,065	42,773

Gross profit	15,283	19,642	32,776	41,259

Selling, general and administrative expenses	8,568	8,107	17,089	17,570
Research, development and engineering expenses	4,502	4,087	9,083	8,149

Operating profit	2,213	7,448	6,604	15,540

Other income (expense)
Miscellaneous income (expense), net	(208)	132	(172)	(198)

Total other income (expense)	(208)	132	(172)	(198)

Income before income tax, including noncontrolling interest(s)	2,005	7,580	6,432	15,342
Income tax expense	(323)	(823)	(1,756)	(1,609)

Net income including noncontrolling interest(s)	1,682	6,757	4,676	13,733
Less: Net income attributable to noncontrolling interest(s)	103	579	709	1,086

Net income attributable to Zygo Corporation	$1,579	$6,178	$3,967	$12,647

Earnings per share attributable to Zygo Corporation
Basic shares	$0.09	$0.34	$0.22	$0.71

Diluted shares	$0.08	$0.33	$0.21	$0.68

Weighted average shares outstanding
Basic shares	18,455	17,930	18,398	17,865

Diluted shares	19,070	18,631	19,060	18,503

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Amounts in thousands)

	December 31, 2012	June 30, 2012

Assets
Current assets:
Cash and cash equivalents	$77,347	$84,053
Receivables, net	28,482	31,601
Inventories	29,928	27,760
Prepaid expenses and other current assets	6,062	2,851
Revenue recognized in excess of billings on uncompleted contracts	5,365	2,371
Deferred income taxes	11,337	8,004

Total current assets	158,521	156,640
Marketable securities	683	729
Property, plant and equipment, net	34,315	33,694
Deferred income taxes	13,766	13,760
Intangible assets, net	4,834	5,198

Total assets	$212,119	$210,021

Liabilities and Equity
Current liabilities:
Accounts payable	$8,239	$9,613
Accrued expenses	15,432	18,914
Income tax payable	386	416

Total current liabilities	24,057	28,943

Deferred taxes and long-term liabilities	7,504	5,098

Commitments and contingencies	—	—

Total shareholders’ equity - Zygo Corporation	178,869	173,625
Noncontrolling interest(s)	1,689	2,355

Total equity	180,558	175,980

Total liabilities and equity	$212,119	$210,021

Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,

	2012	2011	2012	2011

GAAP Income before income tax, including noncontrolling interest (as reported)	$2,005	$7,580	$6,432	$15,342

Net income attributable to noncontrolling interest (as reported)	103	579	709	1,086

GAAP income tax expense (as reported)	(323)	(823)	(1,756)	(1,609)
Adjustment to income taxes (Note 1)	(530)	—	(928)	—

Total adjusted income tax expense	$(853)	$(823)	$(2,684)	$(1,609)

Adjusted net income attributable to Zygo Corporation	$1,049	$6,178	$3,039	$12,647

GAAP earnings per diluted share attributable to Zygo Corporation (as reported)	$0.08	$0.33	$0.21	$0.68
Adjusted earnings per diluted share attributable to Zygo Corporation	$0.06	$0.33	$0.16	$0.68
Weighted average shares used in diluted shares calculation	19,070	18,631	19,060	18,503

Note 1 - The Company’s second quarter and six month fiscal 2013 reported results include adjustments to correct an error in recording deferred tax asset balances as of June 30, 2012, relating to fixed assets and foreign tax credits.

Adjusted net income and adjusted net earnings per diluted share are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net income and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures involve certain significant and unusual adjustments to the Company’s results, thus enhancing comparability of the Company’s results between periods presented.